As filed with the Securities and Exchange Commission on July 24, 2001
                                                             File No. 333-
===============================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-8
                           REGISTRATION STATEMENT
                                   Under
                         THE SECURITIES ACT OF 1933

                                  ------

                    SECURITY CAPITAL GROUP INCORPORATED
           (Exact name of registrant as specified in its charter)

           MARYLAND                                    36-3692698
 (State or other jurisdiction              (I.R.S. Employer Identification No.)
  of incorporation or organization)

         125 Lincoln Avenue                                87501
        Santa Fe, New Mexico                             (Zip Code)
(Address of principal executive offices)

            Registrant's telephone number, including area code:
                               (505) 982-9292

                    SECURITY CAPITAL GROUP INCORPORATED
                      DEFERRED FEE PLAN FOR DIRECTORS
                          (Full title of the plan)

                              Jeffrey A. Klopf
                                 Secretary
                             125 Lincoln Avenue
                         Santa Fe, New Mexico 87501
                               (505) 982-9292
                            (Agent for Service)


                      CALCULATION OF REGISTRATION FEE
===============================================================================

                                  Proposed     Proposed
                                  Maximum      Maximum
Title of Securities    Amount     Offering     Aggregate
to be Registered       to be      Price Per    Offering          Amount of
   Obligations(2)    Registered   Share(1)     Price(1)      Registration Fee
-------------------------------------------------------------------------------
Deferred Fee
Obligations(2)      $2,000,000      N/A        $2,000,000         $500.00
Shares of Class B
Common Stock
$.01 par value
per share (3)
------------------------------- -----------------------------------------------
(1)     Estimated solely for the purpose of computing the registration fee.
(2) The Deferred Fee Obligations are unsecured obligations of Security Capital Group Incorporated to pay deferred compensation in the future in accordance with the terms of the Security Capital Group Incorporated Deferred Fee Plan for Directors. Includes an undeterminable amount of the Company's Class A Common Stock and Class B Common Stock that may be issued upon payment of a deferred fee obligation and an undeterminable amount of related preferred share purchase rights.
(3) Includes the preferred share purchase rights associated with the Common Stock.

                                  Part II


                          INFORMATION REQUIRED IN
                         THE REGISTRATION STATEMENT

Item 3.  Incorporation of documents by reference.

The following documents, which have heretofore been filed (File No. 1-13355) by Security Capital Group Incorporated ("Security Capital" or "Registrant") with the Securities and Exchange Commission (the "SEC") are incorporated by reference herein and shall be deemed to be a part hereof:

         (a)      Form 10-K, as amended, for the year ended December 31, 2000;

         (b)      Form 10-Q for the quarter ended March 31, 2001;

         (c)      Form 8-Ks filed January 8, 2001 (dated December 20,
                  2000), January 17, 2001 (dated January 16, 2001), January 25, 2001 (dated January 16, 2001), March 12, 2001(dated
                  February 28, 2001), June 8, 2001 (dated June 7, 2001) and June 14, 2001 (dated June 13, 2001); and

         (d) The description of Security Capital's shares of Class A Common Stock and Class B Common Stock (including the related preferred share purchase rights) contained in the Security Capital's registration statements on Form 8-A filed with the SEC on September 11, 1997.

All documents subsequently filed by Security Capital pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Deferred Fee Obligations

         Pursuant to the terms of the Security Capital Group Incorporated Deferred Fee Plan for Directors (the "Plan"). non-employee directors of Security Capital may defer receipt of some or all of their cash or stock compensation otherwise payable to them. These deferred fee obligations are unsecured general obligations of Security Capital to pay the deferred compensation in the future in accordance with the terms of the Plan and will rank equally with other unsecured and unsubordinated indebtedness of Security Capital from time to time outstanding.

         The amount of cash and stock compensation deferred by a participant will be credited with respect to dividends paid on Security Capital's stock and quarterly interest at the investment return rate (as defined in the Plan). Any cash amounts deferred (and any cash amounts payable with respect to stock amounts deferred) will be paid in cash and any stock amounts deferred will be paid in stock.

         The deferred fee obligations are not payable, in whole or in part, except upon specified payment dates as selected by the participant in accordance with the terms of the Plan or in the event of hardship (as defined in the Plan) or death of the participant. Security Capital reserves the rights to amend or terminate the Plan at any time, except that no amendment or termination shall adversely affect the right of a participant to the such participant's accruals on prior elections without the consent of the participant.

         A participant's right to receive payment of the deferred fee obligations cannot be assigned or transferred except by will or by the laws of descent and distribution.

         The deferred fee obligations are not convertible into another security of Security Capital. The deferred fee obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of Security Capital. No trustee has been appointed having the authority to take action with respect to the deferred fee obligations, and each participant is responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consent waivers or amendments pertaining to the deferred fee obligations, enforcing covenants and taking action upon a default.

         Security Capital may maintain a "rabbi trust" to assist it with its obligations to make payments of deferrals. Participants in the Plan have no rights to any assets held by the rabbi trust, except as general creditors of Security Capital. Assets of the rabbi trust will at all times be subject to the claims of Security Capital's general creditors.

Item 5.  Interests of Named Experts and Counsel.

The validity of the issuance of the deferred fee obligations and the issuance of the shares of Class A Common Stock and of shares of Class B Common Stock registered hereunder is being passed upon for Security Capital by the law firm of Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has represented and is currently representing Security Capital and certain of its affiliates.

Item 6.  Indemnification of Directors and Officers.

Article EIGHTH of the Registrant's Charter provides as follows with respect to the indemnification of directors and officers of the Registrant:

         "The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation."

Article NINTH of the Registrant's Charter provides as follows with respect to limitation of liability of its directors and officers:

         "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a Maryland corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article NINTH nor the adoption or amendment of any other provision of the charter or Bylaws of the Corporation inconsistent with this Article NINTH, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption."

Article XIII of the Registrant's Bylaws provides as follows with respect to limitation of liability of its directors and officers and advances for expenses:

         "To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made a party to the proceeding by reasons of his or her service in that capacity or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of such corporation , partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity. The Corporation may, with the approval of the Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

         Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Bylaws or charter of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption."

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which limits such liability to the maximum extent permitted by Maryland law.

Maryland law requires a corporation (unless its charter requires otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that
(a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or
(ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written statement by or in his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Registrant has entered into indemnity agreements with each of its officers and directors which provide for reimbursement of all expenses and liabilities of such officer or director, arising out of any lawsuit or claim against such officer or director due to the fact that he was or is serving as an officer or director, except for such liabilities and expenses
(a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934, or (c) relating to judicially determined criminal violations.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Index to Exhibits.

Item 9.  Undertakings.

A.  Rule 415 Offering.
    -----------------

The undersigned registrant hereby undertakes:

           1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                               Provided, however, that paragraphs
                               (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

           2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.       Filings Incorporating Subsequent Exchange Act Documents by Reference.
         --------------------------------------------------------------------

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       Indemnification of Directors and Officers.
         -----------------------------------------

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant's charter or by-laws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                             POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of Security Capital Group Incorporated, a Maryland corporation, and the undersigned directors and officers of Security Capital Group Incorporated, hereby constitutes and appoints William D. Sanders, C. Ronald Blankenship, Paul E. Szurek, and Jeffrey A. Klopf, his , hers or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, hers or its name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments (including post- effective amendments) to this registration statement, to sign a registration statement prepared pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and any and all amendments thereto, and to file each such registration statement or amendment, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done, as fully and to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or nominee, may lawfully do or cause to be done by virtue hereof.

                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Fe, State of New Mexico, on July 23, 2001.

                           SECURITY CAPITAL GROUP INCORPORATED


                           By:/s/ William D. Sanders
                              -------------------------------------------------
                               Name:  William D. Sanders
                               Title:  Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


        Signature                     Title                          Date
        ---------                     -----                          ----
/s/ William D. Sanders          Chairman, Director and            July 23, 2001
---------------------------     Chief Executive
    William D. Sanders          Officer (Principal Executive Officer)

/s/ Paul E. Szurek              Chief Financial Officer           July 23, 2001
---------------------------     (Principal Financial Officer)
    Paul E. Szurek

/s/ James C. Swaim               Principal Accounting Officer     July 23, 2001
---------------------------
    James C. Swaim

/s/ C. Ronald Blankenship        Director, Vice Chairman          July 23, 2001
---------------------------
    C. Ronald Blankenship

/s/ Samuel W. Bodman             Director                         July 23, 2001
---------------------------
    Samuel W. Bodman

 /s/ Hermann Buerger             Director                         July 23, 2001
 --------------------------
     Hermann Buerger

/s/ John P. Frazee, Jr.          Director                         July 23, 2001
---------------------------
    John P. Frazee, Jr.

 /s/ Cyrus F. Freidheim, Jr.     Director                         July 23, 2001
 --------------------------
     Cyrus F. Freidheim, Jr.

/s/ H. Laurance Fuller           Director                         July 23, 2001
----------------------------
    H. Laurance Fuller

/s/ Janet M. Hill                Director                         July 23, 2001
----------------------------
    Janet M. Hill

/s/ Ray L. Hunt                  Director                         July 23, 2001
----------------------------
    Ray L. Hunt

/s/ John T. Kelley III           Director                         July 23, 2001
----------------------------
    John T. Kelley III

/s/ Peter S. Willmott            Director                         July 23, 2001
----------------------------
    Peter S. Willmott

                             INDEX TO EXHIBITS

Exhibit
Number       Description of Document
-------      -----------------------

4.1 Rights Agreement, dated as of April 21, 1997, between Security Capital Group Incorporated and The First National Bank of Boston, as rights agent, including form of Rights Certificate (incorporated by reference to Exhibit 4.1 to Security Capital Group Incorporated's Quarterly Report on Form 10-Q for the period ended September 30, 1997)

4.2 Form of stock certificate for shares of Class A Common Stock of Security Capital Group Incorporated (incorporated by reference to Exhibit 4.4 of Security Capital Group Incorporated's Registration Statement on Form S-11 (File No. 333-26037))

4.3 Form of stock certificate for shares of Class B Common Stock of Security Capital Group Incorporated (incorporated by reference to Exhibit 4.5 of Security Capital Group Incorporated's Registration Statement on Form S-11 (File No. 333-26037))

5            Opinion of Mayer, Brown & Platt

10.1 Security Capital Group Incorporated Deferred Fee Plan for Directors (incorporated by reference to Exhibit 10.29 to Security Capital Group Incorporated's Registration Statement on Form S-11 (File No. 333-26037))

15.1 Letter of Arthur Andersen regarding unaudited interim financial information

23.1 Consent of Mayer, Brown & Platt (included in its opinion filed as Exhibit 5 hereto)

23.2         Consent of Arthur Andersen LLP

23.3         Consent of KPMG LLP

23.4         Consent of PricewaterhouseCoopers S. a r. l.

23.5         Consent of PricewaterhouseCoopers S. a r. l.

23.6         Consent of PricewaterhouseCoopers S. a r. l.

24           Power of Attorney (included on page II-5)